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                                                                      EXHIBIT 21



               Texas Equipment Corporation's List of Subsidiaries

       Names of Subsidiaries                              State of Incorporation
       ---------------------                              ----------------------

       Texas Equipment Co., Inc.                          Texas
       New Mexico Implement Company, Inc.                 New Mexico